                                                                                     EXHIBIT 11

                              INTELLIGROUP, INC. AND SUBSIDIARIES




                                       Three Months Ended June 30,     Six Months Ended June 30,
                                       ---------------------------     -------------------------
                                           1997         1996              1997          1996
                                       -----------   -----------      -----------    -----------

Net income .........................   $ 1,168,000   $   268,000      $ 2,004,000    $   495,000
                                       ===========   ===========      ===========    ===========

Weighted average shares outstanding     10,787,000    10,379,000       10,762,000     10,379,000

Incremental shares
     considered outstanding (1)(2) .        97,000     1,534,000           97,000      1,534,000
                                       -----------   -----------      -----------    -----------


Shares used in per share calculation    10,884,000    11,913,000       10,859,000     11,913,000
                                       ===========   ===========      ===========    ===========


Net income per share ...............   $      0.11   $      0.02      $      0.18    $      0.04
                                       ===========   ===========      ===========    ===========



     (1) Pursuant to the requirements of the Securities and Exchange Commission,  stock options and warrants issued by the Company during the twelve months  immediately  preceding the initial public  offering  have  been  included  in  computing  net  income  per  share as if they  were outstanding for all periods using the treasury stock method.

     (2) Includes dilutive stock options, using the treasury method.
